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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports under Section 13
        and 15(d) of the Securities Exchange Act of 1934

                                  Commission File Number:  0-5181

                      Elco Industries, Inc.
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     (Exact name of registrant as specified in its charter)



                       1111 Samuelson Road
                         P.O. Box  7009
                 Rockford, Illinois  61125-7009
                         (815) 397-5155
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  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


             Common Stock, par value $5.00 per share
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    (Title of each class of securities covered by this Form)

                              None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    [x]  Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]  Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)    [ ]  Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)((ii)  [ ]  Rule 15d-6
     Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification
or notice date:     1
                  ----

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          Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, Elco Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                              ELCO INDUSTRIES, INC.



DATE:  October 23, 1995       BY:/s/ August F. Deluca
                                 --------------------------------
                                 Name: August F. DeLuca

                                 Title: Vice President -- Finance
                                        and Chief Financial Officer